                               EXHIBIT (10)(K)





                              AMENDED AND RESTATED

                               LABINAL/SUNDSTRAND

                                 APU AGREEMENT

                                     INDEX

ARTICLES                                                                                                                    PAGE
- --------                                                                                                                    ----
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
ARTICLE I - SCOPE, PRODUCTS, GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
ARTICLE II - FORMATION OF THE SALES CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
ARTICLE III - MANAGEMENT ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
ARTICLE IV - PRODUCT MARKETING AND SALES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
ARTICLE V - PRICING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
ARTICLE VI - PRODUCT SERVICES AND SUPPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
ARTICLE VII - BUSINESS TRANSACTIONS BETWEEN AND AMONG THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
ARTICLE VIII - WITHDRAWAL OF A PARTY FROM APU PROGRAMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
ARTICLE IX - LIABILITIES TO PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
ARTICLE X - DISPUTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
ARTICLE XI - LIABILITIES BETWEEN THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
ARTICLE XII - TECHNICAL INFORMATION AND DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
ARTICLE XIII - DATA WARRANTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
ARTICLE XIV - PATENT INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
ARTICLE XV - INVENTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
ARTICLE XVI - GOVERNMENT REGULATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
ARTICLE XVII - EXPORT/IMPORT AUTHORIZATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
ARTICLE XVIII - APPLICABLE LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
ARTICLE XIX - SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
ARTICLE XX - EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
ARTICLE XXI - OBLIGATIONS SURVIVING EXPIRATION OR TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
ARTICLE XXII - DURATION, TERMINATION AND DISSOLUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
ARTICLE XXIII - WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
ARTICLE XXIV - ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
ARTICLE XXV - FINANCIAL RESPONSIBILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
ARTICLE XXVI - NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
ARTICLE XXVII - RELEASE OF INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
ARTICLE XXVIII - ENTIRE AGREEMENT - MODIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
ARTICLE XXIX - DESIGNATED AFFILIATE OR SUBSIDIARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

                              AMENDED AND RESTATED

                        LABINAL/SUNDSTRAND APU AGREEMENT

     This Amended and Restated Labinal/Sundstrand APU Agreement (the "Agreement") is made and entered into as of the 3rd day of October, 1994, by and between SUNDSTRAND CORPORATION, a Delaware corporation with its principal office in Rockford, Illinois ("SUNDSTRAND", which term will include any designated affiliate or subsidiary of SUNDSTRAND) and, TURBOMECA ENGINE CORPORATION, a Delaware corporation with its principal office in Grand Prairie, Texas ("TEC", which term will include any designated affiliate or subsidiary of TEC).

                                    RECITALS

     WHEREAS: SUNDSTRAND and LABINAL, INC., a Delaware corporation and the parent company of TEC, have entered into the Labinal/Sundstrand APU Agreement, dated as of November 16, 1989 (the "APU Agreement"), pursuant to which the parties agreed to integrate their independent programs for marketing, selling and supporting gas turbine driven auxiliary power units ("APUs") for use on commercial aircraft, including, without limitation, commercial air transport, commuter aircraft and business aircraft (collectively hereinafter called "Commercial Aircraft") to result in improved marketing and economies for the benefit of customers which neither Party could achieve independently; and

     WHEREAS: LABINAL, INC. assigned its interest in the APU Agreement to TEC, its wholly-owned subsidiary; and

     WHEREAS: the worldwide competitive conditions for APUs have resulted in a change in business strategy for the design, development, manufacture, marketing and sale of APUs; and

     WHEREAS: SUNDSTRAND and TEC (the "Parties") jointly own the corporation established under the name Auxiliary Power International Corporation, which is referred to in the APU Agreement as the Sales Corporation; and

     WHEREAS: the Parties have agreed to restructure the activities of the Sales Corporation, resulting in the establishment of a new corporation (hereinafter referred to as the "Sales Corporation"), formed under the name of APIC, Inc., which name will be changed to Auxiliary Power International Corporation, which corporation will be jointly owned and equally controlled by the Parties, which will succeed to certain of the functions of the original Sales Corporation under the APU Agreement and which will effectuate the purposes described herein; and

     WHEREAS: the purpose of the Sales Corporation will continue to be to coordinate APU program management services and to market, sell and support APUs worldwide for use on

Commercial Aircraft, utilizing on an equal basis to the fullest extent possible the existing resources available from both Parties and avoiding duplication of existing capabilities; and

     WHEREAS: each Party will continue to design, develop and manufacture certain APUs, APU subassemblies and APU parts, provide services in connection with the marketing, sale and support of APUs and sell such products and services to the Sales Corporation; and

     WHEREAS: the Sales Corporation will be owned fifty percent (50%) by each Party, and the revenues from the marketing, sale and support of APUs by the Sales Corporation are intended to be divided on an equal basis between the Parties; and

     WHEREAS: the Parties intend to work together and with the Sales Corporation in good faith to conduct a successful and mutually rewarding business; and

     WHEREAS: the Parties desire to amend and restate the APU Agreement to reflect the change in business organization resulting from changes in business conditions; and

     WHEREAS: The Parties agree to restate the functions and duties of the Sales Corporation; and

     WHEREAS: the Parties agree to conduct the operations of the Sales Corporation in accordance with the following general principles:

     1. Business and program decisions will be made by the Parties emphasizing the overall long term best interests of the Sales Corporation and the Parties;

     2. The Parties will exert their best efforts to resolve any differences between themselves without resort to termination of this Agreement or use of third party arbitration;

     3. The Parties' participation in the Sales Corporation is not dependent on governmental support of their independent design, development or manufacture of APUs;

     4. Emphasis will be placed on transferring APU activities between the Parties to achieve the desired 50/50 balance of participation contemplated by this Agreement;

     5. This Agreement does not constitute a profit-sharing joint venture, nor should this Agreement be so construed. Each Party's net income, if any, derived from its sales and services rendered in connection with any APU program is not within the control or scope of this Agreement. Neither Party is empowered to make contractual commitments which bind the other with respect to third parties.

     6. The Sales Corporation will be responsible for the marketing and sales functions for the APUs and for setting product support policy, as more fully described hereinafter.

     NOW, THEREFORE, the Parties agree as follows:

ARTICLE I - SCOPE, PRODUCTS, GENERAL

1-A. SCOPE

     This Agreement is expressly aimed at expanding the marketability of APU products, either existing, currently in development or contemplated by either Party, so as to establish the Sales Corporation and the Parties as leaders in the design, development, manufacture, marketing, sale and support of APUs for use on Commercial Aircraft. Except as otherwise provided in this Agreement, the Parties agree that all such APU products will be marketed and sold by the Sales Corporation exclusively.

1-B. PRODUCTS

     1-B(1)    Existing Products

     1-B(1)(a) The existing APS-2000 and APS-3200 models, as well as all future derivatives thereof, will be marketed, sold and supported by the Sales Corporation.

     1-B(1)(b) Other existing APU models of either Party for Commercial Aircraft will be marketed or otherwise represented, sold and supported by such Party, unless the Party requests and the Board of Directors of the Sales Corporation determines after analysis on a case-by-case basis that the existing APU model should be marketed or otherwise represented and sold by the Sales Corporation.


     1-B(2)    New Products

          Unless the Board of Directors of the Sales Corporation determines otherwise, after analysis on a case-by-case basis, all new APU products of the Parties, including derivatives of existing products including those which fall within the scope of Paragraph 1-B(1)(b) above, for use on Commercial Aircraft will fall within the scope of this Agreement.

1-C  GENERAL

     1-C(1)    All APU products marketed and sold by the Sales Corporation will bear an appropriate nameplate identifying the Sales Corporation as the seller of the product and a serial number identifying each product.

     1-C(2)    Except as expressly provided herein, to the extent practicable, the Parties will each perform fifty (50) percent of the required activity on any given APU program or group of programs, in a manner mutually agreed upon by the Parties to enable the Parties to share equally in the revenues realized by the Sales Corporation.

     1-D Excluding any limits imposed by the Parties' respective governments, the Parties will share engineering and manufacturing technology with each other and the Sales Corporation as necessary to design, develop, certify, qualify, manufacture and support those products which will be marketed, sold and supported by the Sales Corporation. In order to facilitate the sharing of technology, the Parties and the Sales Corporation have entered into a Technology Exchange Agreement in the form attached hereto as Exhibit 1.

ARTICLE II - FORMATION OF THE SALES CORPORATION


2-A. INCORPORATION

     The Parties have caused the formation of the Sales Corporation in the State of Delaware, United States, as set forth in the Certificate of Incorporation and By-Laws attached hereto as Exhibits 2 and 3, respectively. The Parties may establish one or more additional sales corporations in other jurisdictions, including France.

2-B. NAME

     The name of the Sales Corporation will be Auxiliary Power International Corporation.

2-C. LOCATION

          The principal office of the Sales Corporation is located in San Diego, California or such other location as the Parties may decide. SUNDSTRAND agrees to make space available to the Sales Corporation at the premises identified as 4450 Ruffin Road, San Diego, California 92193 subject to the terms and conditions of a Lease attached hereto as Exhibit 4. Should there be a need for more than one location for the Sales Corporation in the United States, or elsewhere, branch offices or other appropriate entities can be established to meet such needs, with the Sales Corporation maintaining managerial control.


2-D. CAPITALIZATION - PERSONNEL

     The Parties agree to provide the Sales Corporation with adequate capitalization and personnel to discharge properly the functions of the Sales Corporation. The foregoing will not be construed to provide the officers or other personnel of the Sales Corporation the authority or right to direct the Parties or their personnel except as specifically agreed by the Parties and the Sales Corporation.

2-E  EQUITY

     2-E(1)    Ownership.
     Unless otherwise agreed, each Party shall maintain an equal equity ownership (a "Shareholder Interest") in the Sales Corporation as follows:

     TEC currently owns 500 Class A Shares of Common Stock of the Sales Corporation and 500 Class A Shares of Preferred Stock of the Sales Corporation; and

     SUNDSTRAND currently owns 500 Class B Shares of Common Stock of the Sales Corporation and 500 Class B Shares of Preferred Stock of the Sales Corporation.

     In the event the Board of Directors of the Sales Corporation determines that the Sales Corporation requires additional working capital, each of the Parties will contribute additional amounts of capital, make advances or loans or extend guarantees to support financial accommodations to the Sales Corporation, in each instance in equal amounts or on an equal basis.

     2-E(2)    Transfer of Shareholder Interest

     Unless otherwise agreed, neither Party will be entitled, directly or indirectly, to sell, transfer, pledge, assign or otherwise dispose of or mortgage, hypothecate or otherwise encumber or permit or suffer an encumbrance on its shares of stock of the Sales Corporation except as provided in Paragraphs 2-E(2)(a) through 2-E(2)(e) below.

     2-E(2)(a) Each Party may transfer all of its shares of stock of the Sales Corporation to any subsidiary more than fifty (50) percent owned by it, provided the remaining shares of such subsidiary are not owned by an entity engaged in a business competitive with the business conducted by the Sales Corporation and provided further that any such transferee will have agreed in writing to be bound by the terms of this Agreement.

     2-E(2)(b) In the event any Party (1) no longer intends to engage in the business of designing, developing and manufacturing APUs for use on Commercial Aircraft (the "APU Business"), or (2) is adjudicated bankrupt or insolvent or becomes subject to voluntary or involuntary dissolution, such Party ("First Party") will give written notice of such intention or the occurrence of such condition to the other Party ("Second Party"). For a period of sixty (60) days after receipt by the Second Party of such notice, the Second Party will have the right to notify the First Party of its intent to purchase all of the shares of stock of the Sales Corporation (the "Offered Shares") and the APU Business of the First Party. The Second Party may exercise such right by giving, prior to the expiration of the sixty (60) day period, written notice to the First Party stating its intention to purchase the Offered Shares and the APU Business. The purchase price will be the fair market value of the Offered Shares and the APU Business as determined by a valuation expert of recognized international standing selected by the Parties as provided in Paragraph 2-E(2)(e) below or the purchase price offered in writing by a bona fide third party purchaser for the Offered Shares and the APU Business, in the event such a third party offer has been made to the First Party. The Second Party's obligation to proceed with the purchase of the First Party's Offered Shares and the APU Business will be subject to the Second Party's approval of the purchase price as determined by the valuation expert or the third party purchase price and such approval and intention to proceed will be confirmed by written notice to the First Party within twenty (20) days of the Second Party's receipt of the appraisal report or copy of the bona fide third party offer. Unless a different place or time is agreed upon by the Parties, within forty (40) days after receipt by the First Party of such confirming notice, the First Party will deliver to the Second Party at the principal offices of the Sales Corporation the certificate or certificates evidencing the Offered Shares, properly endorsed, and such other documents as shall be necessary and appropriate to transfer the APU Business, and the Second Party will make payment therefor in cash or by certified check, or by such other means as may be mutually agreed by the Parties.

     2-E(2)(c) In the event that the Second Party referred to in 2-E(2)(b) above does not exercise its right to purchase the Offered Shares and the APU Business under Paragraph 2-E(2)(b), the First Party may transfer all of the Offered Shares and the APU Business to a third party provided that the third party (1) has agreed to purchase the Offered Shares and all or substantially all of the APU Business at the price determined by the valuation expert or by the bona fide third party offer as notified by the First Party to the Second Party, (2) will have agreed in writing to be bound by the terms of this Agreement, and (3) has a net worth substantially equal to, or greater than, the net worth, as of the date of this Agreement, of the First Party, which, in the case of TEC, means Labinal, SA.

     2-E(2)(d) Each Party acknowledges and agrees that the restrictions on transfer of shares of stock of the Sales Corporation are reasonable.

     2-E(2)(e) The selection of a valuation expert of recognized international standing will, for purposes of Paragraph 2-E(2)(b) above, be such an expert as is mutually agreed to by the Parties. If within twenty (20) days after delivery of the notice by the Second Party under Paragraph 2-E(2)(b) of its intention to purchase the Offered Shares and APU Business no agreement on the selection of a valuation expert can be reached by the Parties, each Party will select within twenty (20) days one valuation expert of recognized international standing and then within ten (10) days thereafter the two experts will select a third expert of recognized international standing who will be the appraiser.
In the event a valuation expert is not selected by one of the Parties within twenty (20) days after delivery of the notice by the Second Party under Paragraph 2-E(2)(b), the valuation expert selected by the other Party will be the appraiser. The appraiser will deliver an appraisal report to the Parties setting forth the fair market value of the Offered Shares and the APU Business within sixty (60) days after having been selected. The cost of the appraisal will be borne equally by the Parties and the result of the appraisal will be binding on the Parties.

2-F. OFFICIAL LANGUAGE

     Normally with customers, the English language will be the official language for written communications, including, but not limited to, technical data in documents. As among the Parties and the Sales Corporation, when it is considered necessary or useful for the precise understanding of the written communication, each may use its own language.

ARTICLE III - MANAGEMENT ORGANIZATION

3-A. BOARD OF DIRECTORS

     3-A(1)    Composition

     The Board of Directors of the Sales Corporation will be composed of ten Directors. Each Party will appoint five Directors. The Board will be chaired by two Co-Chairmen, one of whom will be appointed by each Party. In the event a Director resigns, dies or is otherwise removed, the Board of Directors may take no action, until such Director is replaced with a Director of the class from which the vacancy occurred in accordance with the By-Laws of the Sales Corporation, which Director will be appointed no later than thirty (30) days after the date the vacancy occurred. There will be an Executive Committee of the Board of Directors composed of four Directors, two of whom will be appointed by each Party. The Executive Committee will provide advice and counsel to the President of the Sales Corporation on matters other than those requiring action and approval by the Board of Directors as provided in Paragraph 3-A(2) below. All advice and opinions of the Executive Committee must be unanimous, failing which, the matter must be referred to the Board of Directors for resolution. The Board of Directors and the Executive Committee will consult with the President from time to time in order to insure that items for discussion suggested by the President are included in the agendas for meetings of the Board and Executive Committee.

     3-A(2)    Specific Powers of the Board of Directors
     In addition to such powers as the Board of Directors may not delegate under the laws of Delaware, the Board of Directors will reserve to itself final approval in the following areas:

     3-A(2)(a) Annual operating budgets, forecasts and business and strategic plans, including permissible deviation therefrom which the President may exercise with the affirmative advice of the Executive Committee.

     3-A(2)(b) Appointment, removal and replacement of officers, and any salaries and expenses of the officers to be paid by the Sales Corporation.

     3-A(2)(c) Designation of signatory power over the bank accounts of the Sales Corporation and authorization of all borrowings from banks or other financial institutions.

     3-A(2)(d) Initial commitments to third party customers including negotiating latitude on the terms of sale to be exercised by the President with the prior affirmative advice of the Executive Committee.

     3-A(2)(e) Changes in the scope of activities of the Sales Corporation, such as undertaking marketing, sale and support of APU products not covered by this Agreement or procuring APU products or services from sources other than TEC and SUNDSTRAND.

     3-A(2)(f) Resolution of differences in both technical and non-technical areas where either TEC or SUNDSTRAND does not agree with the decision of the President involving their activities.

     3-A(2)(g) Initiation of any certification program for APU products.

     3-A(2)(h) Initiation of the manufacture of APU products for any program.

     3-A(2)(i) Any proposed Sales Corporation action which may require amendment to this Agreement.

     3-A(2)(j) Other areas which may from time to time be specified by the Board of Directors.

3-B. EXECUTIVE COMMITTEE

     The Executive Committee by affirmative vote of all of its members, unless otherwise determined by the Board of Directors, must approve the following:

     3-B(1)    Changes in any APU program schedule which result in a change in forecast of the certification schedule for APU models.

     3-B(2)    Changes in the relative 50/50 development sharing between the
Parties.

     3-B(3)    Changes in a Party's respective production share of an APU program.

     3-B(4)    Changes in either Party's development responsibility for parts or components.

     3-B(5)    Changes in either Party's production responsibility for parts or components.

     3-B(6)    Changes in approved annual operating expenditures.

     3-B(7)    Retention by the President of outside consultants to assist in marketing APU products in certain foreign countries, in all cases consistent with all applicable laws.

     3-B(8)    Such other actions as may from time to time be specified by the
Board of Directors and/or requested by the Executive Committee.

3-C. PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Subject to the authority reserved to the Board of Directors and the Executive Committee, the President will be the Chief Executive Officer of the Sales Corporation and he will have overall authority and responsibility for its business and operation, including the following specific responsibilities:

     3-C(1)    Managing and directing the activities of the Sales Corporation with responsibility for its operations and for the overall results of any APU program covered by this Agreement.

     3-C(2)    Developing the worldwide market for APUs, negotiating and
contracting sales (using the Parties' support as required), and maintaining customer satisfaction.

     3-C(3)    Integrating and coordinating the design, development,
production, delivery, marketing and field support of APU products with the Parties to support the APU programs, setting policies for customers and product support to be implemented uniformly by the Parties' product support organizations, making suitable trade-offs, where necessary.

     3-C(4)    Keeping the Board of Directors fully informed of the status and progress of each APU program and bringing to the attention of the Board items requiring its attention and action on a timely basis, and keeping the Executive Committee of the Board informed concerning the day-to-day status and progress of the Sales Corporation, including any problem areas and progress toward solution of such problems.

     3-C(5)    Conducting periodic program reviews jointly with TEC and
SUNDSTRAND (at least quarterly until certification) in order to achieve the most competitive APU design, taking into account such aspects as development status, flight safety, reliability, maintainability, noise, performance, weight, methodology of production and cost.

     3-C(6)    Retaining outside consultants to assist in marketing APU
products in certain foreign countries, in all cases consistent with all applicable laws, and subject to approval of the Executive Committee.

     3-C(7)    Establishing a program to inform the officers and all other employees of the Sales Corporation, and all employees of the Parties who perform services for the Sales Corporation, of the content of the Sundstrand Corporation Business Conduct and Ethics Code and any similar code established by TEC and insuring compliance with such Code in all activities of the Sales Corporation.

     3-C(8)    Obtaining and maintaining appropriate liability insurance for protecting the Sales Corporation to the extent commercially available and reasonably possible against claims of third parties, including liability insurance described in Paragraph 9-D hereof, and other insurance for protecting the assets of the Sales Corporation.

3-D. OTHER OFFICERS

     The Sales Corporation will have the following additional officers as provided in the By-Laws with the responsibilities set forth therein: Vice President-Customer Service, Treasurer and Secretary.

ARTICLE IV - PRODUCT MARKETING AND SALES

4-A. MARKETING

     4-A(1)    The Sales Corporation will be responsible for the coordination of the overall marketing operations for the services and products to be sold by the Sales Corporation, and will maximize the use of the marketing and sales operations of the Parties. Unless otherwise agreed to in writing by the Parties, the cost associated with providing the services indicated above will be reflected in the transfer price for products.

     4-A(2)    The Sales Corporation will be responsible for developing and maintaining a strategic plan for the marketing of APU products to be sold by the Sales Corporation.

     4-A(3)    The Sales Corporation will establish and maintain a data base for all customer marketing, sales and product support information.

     4-A(4)    The Sales Corporation will establish a marketing budget which will include, among other things, an advertising budget. Advertising of APU products by the Sales Corporation will be approved by the Executive Committee.

4-B. SALES

     4-B(1)    Sales Orders.

     The Sales Corporation will have the sole responsibility for the sale of products, overhaul and repair of products, including spare parts therefor, to commercial customers, including airframers, airlines and/or independent maintenance operators, whether such sales are direct or through sales agents. The Sales Corporation will make duly authorized commitments and sign contracts with customers. The Sales Corporation will utilize the contract staff of the Parties to be the primary interface with customers. The Sales Corporation and the Parties will jointly be responsible for insuring that the products or services comply with contract specifications and are within the quoted prices and schedules stated in the contracts.

     4-B(2)    Direct Government Sales.

     In the event either the French or U.S. government expresses a desire to purchase APU products and/or services sold by the Sales Corporation, efforts will be made to make such sales through the Sales Corporation under the terms of this Agreement. However, should either government insist on purchasing directly from TEC or SUNDSTRAND, such Party may make such direct sales outside the scope of this Agreement. To enable such government sales, each Party agrees to enter into appropriate license agreements and technical assistance agreements on a reasonable basis, subject to applicable governmental export control laws and regulations and any other governmental restrictions. TEC and SUNDSTRAND will negotiate fees for such agreements in good faith in accordance with normal commercial practice, taking into account such factors as the extent of the rights granted, and the degree of technical assistance and information provided. In the event of such direct government sales, the selling Party will attempt to subcontract with the other Party to the extent practicable for the parts and components which would otherwise be provided by such other Party under this Agreement.

     4-B(3)    Sales Concessions.

     If not incurred by the Sales Corporation, the Parties will share on a 50/50 basis the expenses, mutually agreed upon in advance, incurred as a result of sales concessions such as advertising and tooling allowances, expenses incident to customer equipment disposition, and other factors required to meet overall business objectives.

4-C. CUSTOMER BILLING

     The Sales Corporation will be responsible for timely and accurate billing of customers for products or services rendered, as provided herein. Terms and conditions of payment for the Sales Corporation's products and services will be established by the Executive Committee.

ARTICLE V - PRICING

5-A. INTERNAL PRICING FACTORS

     5-A(1)    Decimal Equivalents

     For each APU program, the APU will be analyzed by each Party to determine the decimal value ("Decimal Equivalent Value") of each component (including assembly and test) in proportion to the total APU having a value of one (1). The Parties will negotiate to reach agreement on the Decimal Equivalent Value of each component.

     5-A(2)    Forecast

     A forecast of the number of APUs, APU spare parts and APU subassemblies required for each APU program for a predetermined period of time (e.g., annual) will be prepared regularly for each APU program jointly by the Parties and the Sales Corporation to identify and adjust supply requirements from the Parties consistent with the provisions of this Agreement.

     5-A(3)    Purchase Revenue

     The Sales Corporation will provide the Parties with anticipated sales prices of APUs, APU spare parts and APU subassemblies. The volume of APUs, APU spare parts and APU subassemblies forecast for each program as described in Paragraph 5-A(2) above will be multiplied by the anticipated sales prices of same to calculate anticipated total revenue ("Total Revenue"). The Sales Corporation will also provide the Parties with the anticipated gross sales margin of the Sales Corporation. By deducting from Total Revenue the anticipated gross sales margin, the expected revenue ("Purchase Revenue") available for the purchase of APUs, APU spare parts and APU subassemblies from the Parties will be determined.

     5-A(4)    Dollar Value

     A "Total Decimal Equivalent Value" of APUs, APU spare parts and APU subassemblies requirements will be determined by multiplying the requirements forecast determined in Paragraph 5-A(2) above by the respective Decimal Equivalent Values determined in Paragraph

5-A(1) above. The Total Decimal Equivalent Value so determined, divided into the total Purchase Revenue as determined in Paragraph 5-A(3) above, will produce a dollar value ("Dollar Value") for a Decimal Equivalent Value of one for the period covered by the forecast of Paragraph 5-A(2) above.

     5-A(5)    Purchase Price for Parts

     The purchase price for any part ("Purchase Part Price") supplied by either Party for the account of the Sales Corporation will be calculated by multiplying the Dollar Value (Paragraph 5-A(4) above) by the Decimal Equivalent Value for that part (Paragraph 5-A(1) above) for the appropriate period.

     5-A(6)    Payments to the Parties

     At the time that APUs, APU spare parts or APU subassemblies are shipped to the Sales Corporation or its customer, the Parties will invoice the Sales Corporation. Payments to the Parties by the Sales Corporation will be made within thirty (30) days after payments are received by the Sales Corporation from customers.

     5-A(7)    Periodic Review

     Periodic (at least semi-annual) forecast reviews will be made by the Sales Corporation to enable the Parties to adjust work share values to assure appropriate distribution of relative contributions of the Parties and the Purchase Revenues of the Sales Corporation.

     5-A(8)    Warranty and Overhaul Services

     Warranty and overhaul services will be provided by the Parties on behalf of the Sales Corporation. Warranty evaluation and overhaul pricing used individually by the Parties will be set by the Sales Corporation to assure no unfair advantage to either Party and to assure that product maintenance costs are as low as possible.

     The Sales Corporation will assure appropriate overhaul pricing by:

     5-A(8)(a) allowing only parts sold to the Sales Corporation at the Purchase Part Price to be used by the Parties in the performance of the overhaul;

     5-A(8)(b) using prices for labor established by the Sales Corporation; and

     5-A(8)(c) setting specified allowed labor hours for specific repairs.

     5-B. MANUFACTURING SOURCE

     5-B(1)    The Parties agree to establish an equal 50/50 participation in the production and supply of APUs, APU spare parts and APU subassemblies in each APU program. Between sixty (60) per cent and eighty (80) per cent of the total parts to be provided should be identified as "Charter Source" parts to be supplied respectively by the Parties based upon, but not limited to:

     5-B(1)(a) the Party selected to have design responsibility;

     5-B(1)(b) the Party having existing manufacturing capability;

     5-B(1)(c) the Party having optimum access to vendor base; and

     5-B(1)(d) any other pertinent considerations.

     5-B(2)    The remainder of the parts, twenty (20) percent to forty (40)
percent of the total, called "Swing Parts", will be allocated between the Parties to achieve the desired equal participation in the APU program. Review of participation will be made at least annually and appropriate adjustments will be made in Swing Parts responsibility. If the Swing Parts at any given time are insufficient to achieve equal participation, responsibility for Charter Source parts will be re-allocated between the Parties.

     5-B(3)    Notwithstanding the work split delineated in Paragraphs 5-B(1)
and 5-B(2) above, SUNDSTRAND shall have the primary responsibility for the production and supply, for the APS-2000 program and derivatives, of APUs, APU spare parts and APU subassemblies, and TEC shall have primary responsibility for the production and supply, for the APS-3200 program and derivatives, of APUs, APU spare parts and APU subassemblies; provided, however, that this responsibility, with the approval of the Executive Committee, can be altered to comply with customer requirements.

5-C. VARIATIONS IN ECONOMIC CONDITIONS

     5-C(1)    Currency Changes

     The Parties' cost and pricing decisions for their participation in an APU program will initially be based upon (a) the respective Parties' assumptions with respect to costs, and (b) the then-current value of the U.S. Dollar as compared to the French Franc. In consideration of the differences in currency used by the Parties in the normal course of their respective businesses, the Parties will endeavor to establish a pricing policy which takes these differences into account. Annually, prior to December 1 of each year, or more frequently if the Parties determine it to be necessary, the Sales Corporation will prepare a forecast by calendar quarter of anticipated orders to be placed with TEC for the following calendar year. The forecast will be based on firm orders the Sales Corporation has received from its customers as well as its reasonable estimate of future business. The forecast will be expressed in U.S. Dollars and will indicate anticipated shipping dates by calendar quarter. Subtracted from the forecast will be an estimate of commissions, if, any, expressed in U.S. Dollars, due the Sales Corporation from TEC for orders booked. Additionally, other transactions, as the Parties from time to time may agree, will be similarly forecasted.

     Based upon the foregoing, TEC will provide to SUNDSTRAND's Treasurer for concurrence, its strategy for minimizing its French Franc/U.S. Dollars exchange risk. The Parties contemplate that this strategy will involve TEC's entering into hedging arrangements having a maximum duration of twelve months, or longer by mutual agreement of the Parties, such agreement not to be unreasonably withheld. As such arrangements expire or mature, they will be rolled over or renewed as necessary, if the French Franc/U.S. Dollar exchange risk remains outstanding. This strategy may be changed as the Parties, from time to time, agree.

     TEC will issue invoices to the Sales Corporation for reimbursement of premiums (or issue a credit memorandum in the case of discounts) on hedging arrangements, including rollovers and renewals as contemplated above, and will issue invoices to the Sales Corporation for reimbursement of costs actually incurred, if any, in hedging arrangements, provided such premiums, discounts or costs are incurred in accordance with the hedging strategy set forth in the preceding paragraph or as the strategy may be changed by the Parties from time to time as provided herein. The Sales Corporation will pay such invoices (or TEC will pay such credit memos) in U.S. Dollars within thirty (30) days of receipt. Invoices (or credit memos) will be issued at the time premiums, discounts, or other reimbursable costs are realized. Currency exchange gains and losses arising from any hedging arrangement, except as provided in this paragraph and the following paragraph, will be solely for the account of TEC.

     The Treasurers of TEC and SUNDSTRAND will review, on a quarterly basis, the Sales Corporation's projected revenue flows, outstanding hedging arrangements and, at such time as the Parties agree, TEC's strategy for minimizing its French Franc/U.S. Dollar exchange risk. Based upon the contemplated review, additional hedging arrangements may be entered into or outstanding hedging arrangements may be cancelled. Currency exchange gains or losses on hedging arrangements cancelled as a result of such periodic reviews will be for the account of the Sales Corporation. Invoices or credit memoranda, as the case may be, will be issued by TEC and paid by the Sales Corporation or TEC, as appropriate, in U.S. Dollars within thirty (30) days of receipt of the invoice by the Sales Corporation.

     Upon the reasonable request of TEC, and in support of the foregoing, the Sales Corporation will, as appropriate, issue supporting documentation and will provide additional information, such as: the total value of the purchase orders or contracts, including transfer price adjustments, if any; commission fees and costs of purchase; the country of destination; the customer; the terms of payment; the delivery schedule; and competition, if any, to satisfy the requirements of any French government agency or banking institution with which TEC may enter into a hedging arrangement to cover the foreign currency risk. The Sales Corporation shall take all reasonable steps to provide such documentation and information in a form acceptable to such government agency or banking institution.

     Notwithstanding any of the foregoing, TEC is under no obligation to enter into any hedging arrangement, nor is it prohibited from entering into any hedging arrangement, provided, however, that any premiums, discounts, or other costs associated with hedging arrangements which are not consistent with the strategy agreed upon by the Parties to minimize the French Franc/U.S. Dollar exchange risk of TEC as set forth above or any loss resulting from a failure to hedge will be for the account of TEC.

 5-C(2)    Significant Adverse Conditions, Customer or Government Requested or
Required Changes

     Additional adjustments may be made with respect to the relative contributions of the Parties to an APU program in the event:

     5-C(2)(a) significant economic factors beyond a Party's control, including without limitation significant increases in costs of procuring parts or raw materials, affect adversely the Party's participation in an APU program; or

     5-C(2)(b) a customer or government entity requests or requires a change in an APU product, and such a request or requirement is accepted by the Parties.

     5-C(3)    Effective Date of Adjustments

     Any such adjustments will be effective at the date agreed upon by the Parties.

5-D. NON-PRODUCTION WORK/COST SHARING

     Each of the Parties will perform and bear an equal share of the development, certain marketing, product support and other support costs individually and independent of the Sales Corporation. The Parties will review the shares at least annually and establish methods to maintain an equal sharing ratio.

5-E. PRICING TO CUSTOMERS

     5-E(1)    APU Pricing

     The President of the Sales Corporation will recommend to the Executive Committee, for approval by the Board of Directors, the prices at which APUs will be sold. The APU pricing structure will include consideration of all factors typically included in proposals to customers.

     5-E(2)    Spare Parts Pricing

     5-E(2)(a) The President of the Sales Corporation will recommend to the Executive Committee, for approval by the Board of Directors, the prices at which spare parts will be sold.

     5-E(2)(b) After approval by the Board of Directors, the Sales Corporation will issue a Spare Parts Price List, which will be updated on an annual basis.

ARTICLE VI - PRODUCT SERVICES AND SUPPORT

6-A. DEFINITION

     The Parties agree that after-sales support is a critical factor in establishing a successful business in marketing and selling APUS for use on Commercial Aircraft. Accordingly, the Parties agree to utilize the most appropriate resources residing within their respective companies, and to make such resources available to the Sales Corporation as required. The Parties intend to participate on an equal basis in after-sales support and will undertake to achieve and maintain this result as expeditiously as possible.

6-B. STAFFING

     To meet the demands of supporting APUs in a worldwide market, the Parties agree to work together to develop a product support capability. In this connection, the Parties will staff the service and support functions with such personnel and at such locations as required.

6-C. CUSTOMER INTERFACE

     While the Sales Corporation is the primary interface with the customer, utilizing such resources that already reside in the Parties' organizations, the Parties understand and agree that they will be providing additional support to the Sales Corporation in order to maintain customer satisfaction and to resolve field problems expeditiously. In this connection, overall responsibility for customer service will be assumed by SUNDSTRAND and TEC and organized by the Parties as appropriate.

6-D..     OVERHAUL AND REPAIR

     Each Party will be responsible for developing repair and overhaul procedures and capabilities in order to satisfactorily support Sales Corporation customers operating the Sales Corporation's products.

6-E..     WARRANTY POLICY

     A Sales Corporation product warranty policy and procedure will be developed for APUs, subassemblies and parts sold by the Sales Corporation to customers, consistent with the business and strategic objectives of the Sales Corporation and the Parties. Warranty administration will be carried out by the Parties, in cooperation with the Sales Corporation, in accordance with agreed policies and procedures. All warranty expenses will be borne equally by the Parties. All expenses of the Sales Corporation associated with promotional programs and/or customer concessions to maintain customer satisfaction will be incurred by the Sales Corporation or will be shared equally by the Parties. In the event that either Party is of the opinion that there is a potential of significant liability on the part of the Sales Corporation as a result of gross negligence by the other Party, such matter will be referred to the Board of Directors of the Sales Corporation for resolution.

ARTICLE VII - BUSINESS TRANSACTIONS BETWEEN AND AMONG THE PARTIES AND THE SALES CORPORATION


7-A. REVENUE SHARING - DEFINITION AND INTENT

     The Parties intend that the APU programs associated with the Sales Corporation will commit the Parties to support the Sales Corporation, customers and each other over a period of many years due to the nature of the business and the long life that the business products normally achieve.

     In recognition of the inherently complex nature of the business transactions contemplated by this Agreement, the Parties agree to extend every effort to simplify the business transactions that will be a normal part of this Agreement, and to establish policies and procedures that will be adhered to by the Sales Corporation, SUNDSTRAND and TEC personnel, to insure that the concept of "simplicity" will endure.

     The Parties intend that this Agreement create a revenue sharing arrangement based on the premise that each Party will contribute fifty (50) percent of the input to the Sales Corporation, whether in funds, technical support or manufacturing operations, and the Parties will share equally in the revenues realized by the Sales Corporation from the sales of their products and services.

7-B. MINIMIZING COSTS
     The ability of each of the Parties to realize profit on its efforts will be determined solely by that Party's ability to provide its share of the products and services at a cost below its share of the revenues earned by the Sales Corporation. Without in any way modifying the foregoing, if and when the activities of one Party under this Agreement in providing its share of products or services may have a direct and significant impact upon the costs of the other Party's products or services or upon the costs of the Sales Corporation, the Parties agree to use their best efforts to cooperate with each other to explore what actions or procedures may be taken which could minimize any adverse impact upon such costs.

7-C. RESPONSIBILITIES OF THE PARTIES

     7-C(1)    APU products, subassemblies and parts will be assembled and tested at the facilities of either Party, depending on the conditions of sale established by the Sales Corporation. Each of the Parties will supply to or on behalf of the Sales Corporation APU products, subassemblies and parts for which it has product responsibility, and perform assembly, testing, and preparation for shipment services, all at prices established as provided in Paragraph 5-A(5) and subject to terms and conditions agreed upon from time to time with the Sales Corporation to enable the Sales Corporation to meet its customer commitments. The Party not performing assembly and testing will deliver to the assembling Party the necessary subassemblies and parts meeting the technical requirements and quality criteria required for assembly. In the event APUs, subassemblies or parts are shipped by one Party to the other Party for assembly or other purposes, such APUs, subassemblies or parts will be shipped, delivered and held in accordance with the terms and conditions of Schedule 1 attached hereto. All costs incurred for freight and custom duties for APUs, subassemblies and parts transferred between the Parties will be budgeted and borne by the Sales Corporation. Except as required by contracts or support agreements with customers, no APUs, APU spare parts or APU subassemblies will be held in inventory by the Sales Corporation.

     7-C(2)    Each of the Parties will invoice the Sales Corporation for products, subassemblies, parts or services it provides to or on behalf of the Sales Corporation in accordance with prior agreements between the Parties regarding the contribution of each Party to that product, subassembly, part or service. The transfer of title for all manufactured products, subassemblies or parts so shipped to or on behalf of the Sales Corporation will take place at the time of shipment to the Sales Corporation or its customer as set forth in
Schedule 1.

     7-C(3)    If and when the Parties agree to undertake jointly supported design or development programs aimed at eventual production of new products, the Parties will establish the work scope and content to be assigned to each and agree on the value of each Party's contribution, so that the objective of maintaining equal input by each Party can be objectively evaluated.

     7-C(4)    If and when joint development programs are initiated, the
Parties will agree, beforehand, on the responsibility of each Party to carry out investigative, assurance and/or certification/qualification testing at each Party's facility or a facility of its choice. Such testing will be conducted in accordance with the overall engineering development program established and agreed upon by the Parties at the time the program is initiated.

     7-C(5)    If and when products sold to the Sales Corporation are required to undergo testing for purposes of certification, the Parties will develop, under the direction of the Sales Corporation, a plan to support such activity and assign responsibility for carrying out that support to appropriate personnel of either Party or both Parties.

     7-C(6)    Each Party will be responsible for supplying hardware for any and all test programs in a condition that will satisfy the design intent and/or the customer specifications consistent with the assigned responsibilities established by the Parties at the outset of the program.

     7-C(7)    In connection with production of an APU, each Party will be responsible for all production requirements, including, without limitation, all capital requirements, quality control and inventory, and for meeting the technical and schedule requirements for that portion of the APU, including spare parts therefor, for which it has design and development responsibility, except as production responsibility may otherwise be agreed upon between the Parties.

     7-C(8)    The Parties recognize that, as the Sales Corporation develops, new questions, issues and problems will arise that have not been fully or even partially addressed in this Agreement. It will be the responsibility of the officers, the Executive Committee and the Board of Directors of the Sales Corporation to ensure that such issues are brought to the attention of the Parties, and to take whatever action is required to achieve resolution of problems or to modify this Agreement to encompass additional considerations.

7-D. RESPONSIBILITIES OF THE SALES CORPORATION

     7-D(1)    The Sales Corporation will pay each Party the amount invoiced by that Party within thirty (30) days after receiving payment from the customer for the product, subassembly, part or service covered by the Party's invoice. The Sales Corporation will not be liable to the Parties for the payment of such invoices in the event and to the extent the customer does not pay the invoices of the Sales Corporation. The Sales Corporation will undertake all reasonable action to collect outstanding invoices.

     7-D(2)    The Sales Corporation and the Parties jointly will be
responsible for ensuring that all model specifications, design data, performance data, drawings, process specifications, service bulletins, user manuals and all other documentation relating to a given product are properly maintained and updated in order to meet the Parties' standards for such information, and to be able to provide the customer with accurate information and data to which it is entitled by contract.

     7-D(3)    The Sales Corporation and the Parties jointly will have prime responsibility for directing the preparation of the data and reports necessary for certification, with tasks assigned to the Parties, so that intelligent utilization is made of each Party's capabilities and facilities. In particular, each Party will conduct any APU, subassembly or part testing and will supply corresponding test data, test reports, and other supporting technical information required for certification as agreed upon by the Parties.

     7-D(4)    The Sales Corporation and the Parties jointly will establish overall production program requirements and will make integrated production releases to each of the Parties to meet APU and spare parts and warranty requirements and schedules. The Sales Corporation and the Parties will establish overall production planning and configuration control (including changes which impact form, fit, function or certification) to ensure that the activities of each Party and the parts each produces meet customer requirements. However, detailed production planning and configuration control will be performed by each Party for the parts it provides consistent with its overall production planning and configuration control.

     7-D(5)    Accounting and Reports

     7-D(5)(a) The fiscal year of the Sales Corporation will be the calendar year.

     7-D(5)(b) True and accurate books of account of the Sales Corporation will be kept and maintained at all times at its principal office unless an alternative location is approved in writing by the Parties. Such books of account will be prepared and maintained in accordance with U.S. Generally Accepted Accounting Principals (GAAP).

     7-D(5)(c) Within 90 days after the close of each fiscal year, the Sales Corporation will deliver to each of the Parties financial statements (balance sheet, profit and loss account and changes in financial position) of the Sales Corporation as of the end of such fiscal year, using such format as the Parties reasonably request. Such statements will be prepared in accordance with GAAP.

     7-D(5)(d) If requested by one of the Parties, the books of account of the Sales Corporation will be audited, at least annually, by an independent auditing firm selected by the Board of Directors of the Sales Corporation and the report thereof will be distributed to the Parties within five (5) days of receipt by the Sales Corporation.

     7-D(5)(e) The Sales Corporation will afford to each of the Parties and their respective counsel, accountants and other representatives, reasonable access to all properties, books, records and other documents of the Sales Corporation and will furnish to each of the Parties such information concerning the Sales Corporation and copies of such documents as each of the Parties may reasonably request. Any such request for access, information or copies will be made only to the Chairman of the Sales Corporation. Each Party will be entitled, at its own expense, to have a firm of independent certified public accountants designated by it review the annual audit of the Sales Corporation.

7-E. SPARE PARTS

     Subject to Section 5-B. above, each Party will produce those spare parts that are of the same drawing number as the parts the Party manufactured and supplied for the complete APU products sold by the Sales Corporation.

7-F. EXTERNAL PARTICIPATION

     Either Party may arrange for participation of others in the performance of its portion of any APU program, taking full responsibility for such participation, or both Parties may arrange for participation of others in business activities of the Sales Corporation, for example, in a country where local participation may be required. In the event local participation is required in a country, the Parties will determine the manner in which such requirements will be satisfied, and will share equally the burden and/or cost associated with such requirements.

7-G. COMPENSATED SERVICES

     7-G(1)    The Sales Corporation may purchase services as may be required to fulfill its functions from TEC and SUNDSTRAND at prices and on terms negotiated between the Sales Corporation and the supplying Party.

     7-G(2)    The Sales Corporation may sell to SUNDSTRAND and TEC certain services (such as, but not limited to, market research) at fees negotiated with SUNDSTRAND and TEC. Payment for such services will be credited or made by SUNDSTRAND and TEC within thirty (30) days after receipt of the Sales Corporation's invoices.

     7-G(3)    In the event either Party performs a service for the other (such as, but not limited to, repair of defective parts or incorporation of design changes into parts), prices, compensating effort or other terms applicable thereto will be mutually agreed upon between the Parties.

ARTICLE VIII - WITHDRAWAL OF A PARTY FROM APU PROGRAMS

8-A. Neither Party will withdraw from any APU program for Commercial Aircraft which is subject to this Agreement, so long as the Sales Corporation has a commitment outstanding to a customer to supply or support APUs under such program, including any proposal by the Sales

Corporation with respect to the supplying of APUs covered by such program, unless a mutually acceptable arrangement can be established between the Parties.

8-B. Neither Party will withdraw from any APU program subject to this Agreement for the purpose of developing a competitive APU. Entering into a sales commitment for a Commercial Aircraft for a competitive APU within five (5) years from the effective date of withdrawal will be presumptive evidence of a purpose to develop a competitive APU on the date of withdrawal. A "competitive APU" is defined as an APU which is directly competitive with an APU program for Commercial Aircraft of the Sales Corporation which was covered by this Agreement prior to a Party's withdrawal.

8-C. As provided in Paragraph 8-A. above, neither Party can withdraw unless a mutual agreement has been reached, which, in the event the non- withdrawing Party wishes to continue the APU program, includes, but is not limited to, the following:

     8-C(1)    The withdrawing Party being obligated to continue its portion of the APU program for a reasonable time to permit transition of the entire APU program to the continuing Party. The reasonable cost of such continuation by the withdrawing Party will be reimbursed by the continuing Party.

     8-C(2)    Rights of the continuing Party under Article XII (Technical
Information and Data) and XV (Inventions), will continue to the extent reasonably necessary to permit its continuation of the APU program (including the right to work with and sublicense others). Such rights are limited, however, to use on said continuing program and subject to any governmental restrictions, on a non-exclusive, worldwide basis (to the extent the withdrawing Party has the right to do so) for the duration of the program by the continuing Party, without payment of a royalty.

     8-C(3) The continuing Party may request and the withdrawing Party will have agreed to provide such technical assistance as is reasonably requested by such continuing Party to permit continuation of the program by the continuing Party, and the orderly transition to the continuing Party of development and manufacturing activities as may be reasonably desired by the continuing Party, all for fair and reasonable compensation (which will not include any recovery of development expense) to the withdrawing Party.

     8-C(4)    Should the continuing Party desire to transfer development or manufacturing resources of the withdrawing Party to its facilities and the withdrawing Party in its sole discretion agrees to such transfer, then the withdrawing Party will be obligated to make such transfer only if the Parties have reached agreement upon the compensation to be paid to the withdrawing Party therefor. Fair and reasonable compensation for same (not to include recovery of any development expense previously incurred) will be negotiated.

     8-C(5)    The provisions of Paragraphs B-C(2), 8-C(3) and 8-C(4) above are all subject to any applicable government restrictions.

8-D. If either Party as provided in this Article VIII withdraws from an APU program and no other program is active, this Agreement without further action by either Party will be deemed terminated and the Parties agree to use their best efforts to reach an equitable settlement of all matters outstanding under this Agreement, with each Party bearing its own costs and expenses. In the event a Party withdraws from this Agreement, it agrees to sell its shares of stock of the Sales Corporation to the other Party as provided in Paragraph 2-E(2)(b) of this Agreement. If such other Party does not desire to acquire such shares, the withdrawing Party will hold such shares pending dissolution of the Sales Corporation.

ARTICLE IX - LIABILITIES TO PARTIES

9-A. Any and all liabilities, damages, penalties and expenses (including, but not limited to, legal fees and expenses) arising out of any claim(s) (as defined below) by any person or party other than SUNDSTRAND or TEC, including, but not limited to, airline operators, airframe manufacturers and members of the public, against the Sales Corporation, will be the responsibility of the Sales Corporation.

9-B. As used in this Article IX, the word "claim(s)" means claim(s) and demand(s), whether in contract, tort (including negligence), or otherwise:

     9-B(1)    Arising out of, connected with or resulting from the operation, maintenance, overhaul, repair or use by persons or parties other than SUNDSTRAND, TEC or the Sales Corporation of any APU, subassembly, part or service supplied by the Sales Corporation under this Agreement, whether or not such APU, subassembly, part or service giving rise to the claim, if such be the case, was supplied under this Agreement; or

     9-B(2)    Arising out of, connected with or resulting from any contract entered into by the Sales Corporation with respect to APUs, subassemblies or parts produced under this Agreement, but not including warranty claims addressed in Paragraph 6-E above.

9-C. Each Party and the Sales Corporation will notify promptly each other of any such claim(s) and will cooperate in the disposition thereof.

9-D. SUNDSTRAND, TEC and the Sales Corporation will establish an insurance program to protect each Party and the Sales Corporation in the most economic and feasible manner. The Sales Corporation will obtain and maintain liability insurance as follows:

     1.   Directors and Officers Liability
     2.   Aircraft Products Liability Including Grounding Liability
     3. Comprehensive General Liability (Including Broad Form & Contractual Liability Endorsements)

     4.   Vehicle Liability Including Non-Owned and Hired Vehicles
     5. Workers' Compensation/Employers' Liability (If the Sales Corporation has Employees)
     6. Any additional coverages as the Board of Directors may determine to be necessary

     Such insurance will provide that, in addition to the Sales Corporation, SUNDSTRAND and TEC are insured parties, thereby protecting them for all products manufactured for the Sales Corporation and for all services performed for the Sales Corporation.

9-E. SUNDSTRAND and TEC will each be fully and independently responsible for all commitments to third parties (other than the Sales Corporation and its customers) entered into incident to the performance of its respective portion of APU programs including, but not limited to, contracts with vendors.

ARTICLE X - DISPUTES
10-A.     The Parties and the Sales Corporation will endeavor in good faith to mutually resolve any disputes between them involving the interpretation, application or performance of this Agreement. Any such dispute which cannot be resolved by the personnel immediately involved will be referred to the heads of the commercial, financial or technical services, as the case may be, of the Parties for resolution, or if no resolution, for clear definition of the issue. The issue so defined will be referred in writing to the managements of SUNDSTRAND and TEC and the

Sales Corporation (if applicable) for final resolution. Any dispute which cannot be so finally resolved within ninety (90) days of such referral will be referred to arbitration and finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the Rules, who will render a decision based on the law of the State of New York, U.S.A. The place of arbitration will be Paris, France. All arbitrators will be fully conversant with the French and English languages and the opinion will be rendered in English; provided, however, that all documents, briefs, and oral arguments may be presented in the language in which they were prepared.

10-B.     The decision of the Arbitrators may be presented by either Party for enforcement in any court of competent jurisdiction in the United States or France.

ARTICLE XI - LIABILITIES BETWEEN THE PARTIES

11-A.     Neither Party will assert against the other any claim arising out of, connected with, or resulting from this Agreement other than a claim based on an unexcused violation of an express provision of this Agreement.

11-B.     Violations of the express provisions of this Agreement will be excused when due to acts of God, natural disasters, fire, floods, explosions or earthquakes, epidemics or quarantine restrictions, or any act of any Government (excluding government actions or omissions with respect to program funding or taxes, fees and charges), war, insurrection or riots, strikes or labor troubles, or any other cause beyond the Party's reasonable control.

11-C.     IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR THE LATTER'S
INCIDENTAL OR CONSEQUENTIAL DAMAGES.

11-D.     Any expense accepted and incurred by either SUNDSTRAND or TEC at the direction of the Sales Corporation due to the failure or imminent failure of the other to carry out its responsibilities (whether or not excused) incident to enabling the Sales Corporation to meet a third party customer commitment, after reasonable notice, will be reimbursed by the other. If any such failure or imminent failure cannot be fairly and clearly assigned to a single Party, the resulting expense will be borne equally by SUNDSTRAND and TEC.

11-E.     Nothing herein will be construed as a limitation on the obligation of either Party to bear its share of third party liabilities under Article IX hereof.

11-F.     Each Party and the Sales Corporation will obtain an appropriate waiver of subrogation from its insurance company or companies so that if there is an insured loss, the insurance company or companies may not seek to recover from the other Party or the Sales Corporation.

ARTICLE XII - TECHNICAL INFORMATION AND DATA

12-A.     All technical information and data which have been or will be disclosed to or exchanged among the Parties and the Sales Corporation in connection with this Agreement are and will remain the property of the disclosing Party and are furnished solely for use in the performance of this Agreement. All such information and data (including any and all copies and reproductions thereof, in whole or in part) will be promptly returned to the disclosing Party or destroyed, at the disclosing Party's option, upon termination or expiration of this Agreement or withdrawal of the receiving Party ("recipient") under the provisions of Article VIII. The recipient will not at any time reproduce, copy or use such information or data for any other purpose. The recipient will not, except in cases where the disclosing Party first gives its written consent and obtains any necessary governmental approval, disclose such information and data to other parties, except that subject to Article XVI herein, disclosures may be made to customers and users as are normal for proposal and support efforts and disclosure may be made to the U.S. or French government as may be required to obtain government type certifications and airworthiness approvals, or in connection with any proposal to or contract with such government involving the development, production or sale of any APU; provided, however, that such information and data will be marked with any allowable restrictive legend under any applicable governmental procurement, type certification, or airworthiness regulation. Furthermore, disclosure may be made to third party vendors, subject to any necessary U.S. or French government approvals; provided, however, that in all such cases the disclosing party will require acceptance of this provision by each such vendor. The foregoing will not be deemed to affect rights, if any, which the U.S. or French government may have in such data and information. Neither Party to this Agreement nor the Sales Corporation will be liable to the other Party or the Sales Corporation for disclosure of any such information and data if the same:

     12-A(1)   was in the public domain at the time it was disclosed;

     12-A(2)   was known to the recipient at the time of receipt;

     12-A(3) is disclosed despite the exercise of the same degree of care which the recipient takes to preserve and safeguard its own proprietary data and information;

     12-A(4)   is independently developed by the recipient; or

     12-A(5) becomes known to the recipient, other than under this Agreement and without breach of the obligations of this article by the recipient.

12-B.     As among the Parties and the Sales Corporation, the foregoing will supersede the provisions of any restrictive legend carried by such information and data and will exclusively define the recipient's obligation with respect to such information and data.

12-C.     Unless otherwise specifically agreed in writing by the Parties, all technical information and data which are the product of any joint engineering effort of the Parties will become the property of the Party responsible for the development but will be made available to the other Party and the Sales Corporation without additional cost.

12-D.     To the extent that the Parties transmit or exchange any financial information and data, including, but not limited to, cost or other information relating to production balancing, such information and data will be handled by the receiving Party in accordance with Paragraph 12- A. above.

12-E.     Except as above provided, all other data and information exchanged by
SUNDSTRAND and TEC under this Agreement will be received without restriction other than a claim for patent infringement or as may be required by applicable government export control laws and regulations.

12-F.     Any taxes or other charges imposed by the French government with respect to information or data supplied by TEC to SUNDSTRAND, or the use thereof, will be borne or reimbursed by TEC, and any taxes imposed by the U.S. government with respect to information or data supplied by SUNDSTRAND to TEC, or the use thereof, will be borne or reimbursed by SUNDSTRAND.

ARTICLE XIII - DATA WARRANTY
13-A.     With respect to data furnished during the life of and pursuant to this Agreement, the disclosing Party warrants that such data will be that which is used or would be used by the disclosing Party for the purpose for which such data was created. If a part of the data delivered hereunder does not meet the warranty specified above, the disclosing Party will, upon discovery of such discrepancy, or upon notification thereof by the receiving Party, correct the discrepancy in that part of the data by supplying amended or additional data. The foregoing data warranty is in lieu of all other data warranties, expressed, implied or statutory.

13-B.     Neither Party will be obligated to supply:
     13-B(1) any detailed engineering data related to APU subassemblies and parts for which it has design and development responsibility, except for such existing data as may be reasonably required by the other Party to fulfill its responsibilities under this Agreement;

     13-B(2)   any manufacturing data related to APU subassemblies and parts for which it has production responsibility, except for such existing data as may reasonably be required by the other Party to fulfill its responsibilities for APU assembly and testing necessary for maintaining the desired 50/50 balance of work share contemplated by this Agreement;

     13-B(3)   any data which either Party is not free to disclose under
applicable governmental regulations, patent licenses or other non- disclosure restrictions imposed by third parties; and

     13-B(4)   any data in any form other than that which is available and would normally be released by the disclosing Party to its own facilities, contractors or suppliers.

ARTICLE XIV - PATENT INDEMNITY
14-A.     Except as otherwise expressly provided in this Agreement, SUNDSTRAND and TEC agree that any expenses (including, but not limited to, legal fees and expenses), costs, damages or liability arising out of any claim, suit or proceeding brought against the Sales Corporation or its customers, so far as based on any claim that any APU, subassembly or part or the manufacture, sale or normal use of such APU, subassembly or part by the Sales Corporation, or the use of such APU, subassembly or part by a customer, infringes any patent granted in any country, will be shared equally by the Parties, but if circumstances clearly indicate that either SUNDSTRAND or TEC is independently responsible for design of an APU, subassembly or part giving rise to a successful infringement claim, then it will be liable to the Sales Corporation and the other Party for all expenses, costs, damages and liability arising from such infringement.

14-B.     SUNDSTRAND and TEC further agree that the primary responsibility with respect to the handling of any such claim, suit or proceeding will be as mutually agreed by the Parties.

SUNDSTRAND and TEC will cooperate fully in such defense and will make all reasonable efforts to supply all information and records necessary for the defense of any such claim, suit or proceeding. All reasonable out of pocket expenses associated with handling any such claim, suit or proceeding will be included in determining the equal shares to be borne by the Parties as set forth in 14-A. above.

14-C.     With respect to APU subassemblies or parts not designed by SUNDSTRAND or TEC, each Party will endeavor to obtain patent indemnities from its suppliers which will apply to SUNDSTRAND, TEC, the Sales Corporation and its customers and users.

ARTICLE XV - INVENTIONS
15-A.     Any inventions made solely by employees of SUNDSTRAND and any resulting patents will be and remain the property of SUNDSTRAND, and any inventions made solely by employees of TEC and any resulting patents will be and remain the property of TEC.

15-B.     Any invention that is made jointly by SUNDSTRAND employees and TEC employees and any resulting patent will be and become the property of the Party responsible for the development to which it relates and will be made available to both SUNDSTRAND and TEC and the Sales Corporation without additional cost. Each Party will have the right to practice or have practiced for it any such invention, without prior consultation with, or payment of any fee or charge to, the other Party, but only for use in connection with this Agreement. Each Party will be responsible for assuring that its respective employees have signed appropriate patent agreements capable of securing the invention rights to the respective Parties as set forth above. Unless otherwise agreed to in writing by the Parties, the cost of obtaining and maintaining any such patent and any license income therefrom will be that of the owning Party. Each Party will have the right to decline to participate in the cost of obtaining or maintaining any patent on such joint inventions and, in such event, the other Party may do so and any license income from such patent will be the property of the Party paying the cost of obtaining and maintaining such patent.

15-C.     SUNDSTRAND and TEC agree not to assert any claim of patent infringement against each other, each other's vendors or subcontractors, or the Sales Corporation, in connection with the performance of any APU program under this Agreement.

15-D.     Any compensation which may be due an employee in connection with any invention or patent, whether by agreement, statute, regulation or otherwise, will be paid solely by the employing Party.

ARTICLE XVI - GOVERNMENT REGULATIONS
16-A.     GOVERNMENT RESTRICTIONS
     16-A(1)   The Parties believe that the APUs to be sold by the Sales
Corporation and the associated APU technology fall within the scope or regulations applicable to transfer of technology imposed by the U.S. and/or French government, but that arrangements can be made for appropriate transfer of technology as contemplated in the Technology Exchange Agreement attached hereto as Exhibit 1.

     16-A(2)   In the event that the U.S. and/or French government establishes bona fide restrictions on the transfer of technology contemplated under this Agreement, the Parties will endeavor to resolve any problems resulting from such restrictions in an expeditious and mutually beneficial manner, such resolution to be developed between the Parties and the respective governments without involving any "third party" arbitration.

     16-A(3)   Should any government restrictions be imposed on the transfer of technology by either or both Parties, each Party agrees to notify the other Party when and if such restrictions are imposed, modified, supplanted or terminated, and any appropriate adjustments will be made in the management of the programs by the Parties.

16-B.     This Agreement is subject to all the laws and regulations, and administrative acts, now or hereafter in effect, of the U.S. and French government, including, without limitation, those relating to the exportation and re-exportation of technical information and data or products, including those relating to environmental requirements, such as the U.S. Environmental Protection Act (EPA), and those relating to safety requirements, such as the U.S. Occupational Safety and Health Act (OSHA). The Parties agree that each will use its best efforts to secure any licenses and permits as may now or hereafter be required by its government in connection with the performance of its obligations under this Agreement, but this Agreement will not be deemed to require any performance on the part of either Party which cannot lawfully be done pursuant to the laws, regulations and acts referred to above.

16-C.     Notwithstanding the foregoing provisions of this Article XVI, if in compliance with said provisions either Party will be unable to perform a material obligation set forth in this Agreement, the Parties agree they will promptly enter into negotiations with each other to seek a suitable solution, which solution will be equitable to both Parties.

ARTICLE XVII - EXPORT/IMPORT AUTHORIZATIONS
17-A.     The exporter in the case of exports and the importer in the case of imports will be responsible for obtaining any necessary export licenses, import licenses, or other governmental authorizations required in connection with any export or import, as the case may be, under this Agreement. TEC and SUNDSTRAND will cooperate with each other in securing any such authorizations. Any governmental administrative fees or charges in connection with such authorizations will be the responsibility of the Party seeking the authorizations.

17-B.     In all other cases, each Party will be responsible for obtaining and bearing the cost of any necessary governmental authorizations required in connection with its performance under this Agreement.

ARTICLE XVIII - APPLICABLE LAW

     This Agreement will be construed, interpreted and applied in accordance with the law of the State of New York, U.S.A. However, Delaware law will apply to the extent required under such law to create and maintain the identity and existence of the Sales Corporation, and local law will apply to the extent required under such law to create and maintain the identity and existence of any sales corporation in another country.

ARTICLE XIX - SEVERABILITY

     If any material provision of this Agreement, as it may be amended, is determined to be invalid or unenforceable by a court or tribunal of competent jurisdiction, then such provision will be deemed to be severed from this Agreement and every other provision of this Agreement will remain in full force and effect. However, the Parties will in good faith use their best efforts to mutually agree on a new agreement which, as nearly as possible, will equitably reflect the basic intent and objectives of this Agreement.

ARTICLE XX - EFFECTIVE DATE

     This Agreement will become effective upon the execution by TEC and SUNDSTRAND.

ARTICLE XXI - OBLIGATIONS SURVIVING EXPIRATION OR TERMINATION

21-A.     Unless otherwise agreed in writing by the Parties at the time, expiration or termination of this Agreement for any cause will not release either Party hereto from any liability which at the time of expiration or termination has already accrued to the other Party hereto or which thereafter may accrue in respect of any act or omission prior to such expiration or termination, nor will any such expiration or termination hereof affect in any way the survival of any right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive expiration or termination hereof.

21-B.     In any event, the rights and obligations of the Parties under the following Articles of this Agreement will survive any expiration or termination of this Agreement:

          Article V      Pricing

          Article VIII   Withdrawal of a Party from APU Programs

          Article IX     Liabilities to Third Parties

          Article XI     Liabilities Between the Parties

          Article XII    Technical Information and Data

          Article XIV    Patent Indemnity

          Article XV     Inventions

          Article XVI    Government Regulations

          Article XVIII  Applicable Law

ARTICLE XXII - DURATION, TERMINATION AND DISSOLUTION

22-A.     Unless sooner terminated as provided herein, this Agreement will remain in full force and effect until December 31, 2005, and will be renewed automatically for additional terms of five years each, unless either Party gives written notice to the other Party at least eighteen (18) months before expiration of the initial term or any renewal thereof of its intention not to renew, in which event this Agreement will end on expiration of the then current term.

22-B.     If either Party ("Acquired Party") becomes subject, directly or indirectly, to ownership or control of more than twenty-five (25) percent of its voting securities by any person engaged in a business directly competitive with an APU program of the Sales Corporation, the other Party may within sixty
(60) days thereafter elect to (1) remain a Party to this Agreement which Agreement will continue in full force and effect and be binding on the Parties' successors and assigns, or (2) terminate this Agreement upon written notice to the Acquired Party or its successor.

22-C.     In the event that a Party hereto elects not to renew this Agreement pursuant to Paragraph 22-A hereof or elects to terminate this Agreement pursuant to Paragraph 22-B hereof, such Party will have the right to elect to dissolve and liquidate the Sales Corporation, which election may be exercised by written notice to the other Party within thirty (30) days following termination. Upon receipt of such written notice of election, the other Party may either (i) cooperate fully in effecting the dissolution and liquidation of the Sales Corporation under applicable law, or (ii) elect to purchase the shares of stock of the Sales Corporation owned by the terminating Party, at the appraisal value thereof as determined by a valuation expert selected in accordance with the procedures outlined in Paragraph 2-E(2)(e) hereof.

22-D.     In the event of termination of this Agreement, the Parties will mutually agree on the basis, within the general framework of the terminated Agreement, on which (1) after-sales support will continue to be made available with respect to aircraft then in service fitted with APUs sold by the Sales Corporation, and (2) all unfulfilled commitments to third parties for the sales of APUs and spare parts will be fulfilled.

ARTICLE XXIII - WAIVER

     The failure of either Party to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other Party of any of the provisions hereof will in no way affect the validity of this Agreement or any part thereof, or the right thereafter to enforce each and every such provision. The waiver of an express condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

ARTICLE XXIV - ASSIGNMENT
24-A.     Neither this Agreement nor any interest herein may be assigned by either Party in whole or in part without the prior written consent of the other except that each Party may assign all or any portion of its performance hereunder to a subsidiary more than fifty (50) percent owned by it; provided:

     1.   the subsidiary is in a position to carry out such performance, and
     2. the assigning Party guarantees such performance by such subsidiary and remains bound by the prohibitions and restrictions in this Agreement.

24-B.     Each Party will be responsible for having its subsidiaries and employees thereof conform to the provisions of this Agreement to the extent they may be involved in its performance.

ARTICLE XXV - FINANCIAL RESPONSIBILITY

     If either Party ceases or is unable to conduct its operations in the normal course of business (including inability to meet its obligations as they mature) or if any proceeding under the bankruptcy or insolvency laws is brought by or against either Party, or a receiver for either Party is appointed or applied for or an assignment for the benefit of creditors is made by either Party, the other Party may terminate this Agreement.

ARTICLE XXVI - NOTICES

     All notices and other communications hereunder will be made in writing and may be personally served or sent by electronic transmission or certified or registered mail.

26-A.     All such notices and other communications to a Party will be addressed as follows (or at such other addresses) as a Party may specify in a written notice):

     1.   TURBOMECA ENGINE CORPORATION
          2709 Forum Drive
          Grand Prairie, Texas 75051

          Attention:     Secretary

     with copies as follows:

          Labinal S.A.
          5, avenue Newton
          Montigny-le-Bretonneux (Yvelines)
          France

          Attention:     Chairman

          Labinal, Inc.
          1000 Tower Lane
          Suite 210
          Bensenville, IL 60106

          Attention:     Vice President, Finance and General Counsel

          Coudert Brothers
          1114 Avenue of the Americas
          New York, New York 10036

          Attention:     Clyde E. Rankin, III

     2.   SUNDSTRAND CORPORATION
          4949 Harrison Avenue
          Rockford, Illinois 61125

          Attention:     Vice President and General Counsel
     with a copy as follows:

          Sundstrand Corporation
          4949 Harrison Avenue
          Rockford, IL. 61125-7003

          Attention:     Executive Vice President and Chief Financial Officer


26-B.     All such notices and other communications to the Sales Corporation will be addressed as follows or as otherwise designated by it in writing to the
Parties:
          Auxiliary Power International Corporation
          4450 Ruffin Road
          San Diego, California 92193
          Attention:     President

26-C.     The effective date for any such notice or communication will be deemed to be the date on which it is received by the addressee, unless later effectivity is specified therein.

ARTICLE XXVII - RELEASE OF INFORMATION
     To the extent practicable neither Party will make any external public release (including, but not limited to, photographs, films, and announcements) with respect to this Agreement or any APU program under this Agreement without first giving notice of any such release to, and coordinating the release with the other Party and the Sales Corporation. If an uncoordinated release takes place, the releasing Party will make every effort to have these disclosures consistent with previously agreed upon policy and will immediately inform the other Party and the Sales Corporation of the disclosure.

ARTICLE XXVIII - ENTIRE AGREEMENT - MODIFICATION

28-A.     This Agreement is the entire and only agreement between the Parties with respect to the subject matter hereof, and upon becoming effective will supersede any prior verbal or written agreement between the Parties with respect to the subject matter hereof.

28-B.     No modification, waiver or amendment of this Agreement or any of the provisions herein contained will be binding upon the Party against whom enforcement of such modification, waiver or amendment is sought, unless it is made in writing and signed by an executive officer of such Party. Either Party may, by appropriate written notice, designate other individuals to whom the foregoing authority has been delegated.

ARTICLE XXIX - DESIGNATED AFFILIATE OR SUBSIDIARY

     The term "designated affiliate or subsidiary of SUNDSTRAND" as used herein will mean (1) SUNDSTRAND SERVICE CORPORATION, a Delaware corporation having a place of business at 4747 Harrison Avenue, Rockford, Illinois 61125. The term "designated affiliate or subsidiary of TEC" as used herein will mean (1) LABINAL S.A., a French societe anonyme having a place of business at 5, avenue Newton, Montigny-le-Bretonneux (Yvelines), France, (2) TURBOMECA S.A., a French societe anonyme having a place of business at 64320 Bizanos, Bordes, France,
(3) MICROTURBO S.A., a French societe anonyme having a place of business at B.P. 2089, 31019 Toulouse Cedex, France, and (4) LABINAL, INC. a Delaware corporation having a place of business at 1000 Tower Lane, Suite 210, Bensenville, IL 60106.

TURBOMECA ENGINE CORPORATION



By:          /s/ David C. Sneider
           -----------------------
Name:      David C. Sneider
Title:     Secretary and Treasurer



SUNDSTRAND CORPORATION



By:         /s/ Richard M. Schilling
           --------------------------
Name:      Richard M. Schilling
Title:     Vice President and General Counsel
           and Secretary



ACKNOWLEDGED AND ACCEPTED:
AUXILIARY POWER INTERNATIONAL CORPORATION



By:          /s/ Horst B. Kreiner
           ------------------------
Name:      Horst B. Kreiner
Title:     President & Chief Executive Officer

                              LIST OF ATTACHMENTS




Schedule 1      -       Terms and Conditions for Shipments of APU Parts and
                        Subassemblies


Exhibit 1       -       Technology Exchange Agreement

Exhibit 2       -       Certificate of Incorporation

Exhibit 3       -       By-Laws

Exhibit 4       -       Lease